Exhibit 99.1

Emmaus Life Sciences Reports
2019 Third Quarter Financial Results

-- Net Revenues Increased 25% Year-Over-Year,

Company Opens and Expands Class of Trade with Community Hematologists and Correctional Facilities --

Torrance CA, November 12, 2019 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a leader in sickle cell disease treatment, today reported continuing growth and improved financial results for the quarter and nine-months ended September 30, 2019.

2019 Third Quarter Financial Results

Net revenues for the 2019 third quarter increased 25% to $6.1 million, up from $4.9 million for the same period last year, and increased 4% from the quarter ended June 30, 2019. The increase was driven primarily by the on-going roll-out and market acceptance of Endari® in the U.S., the first treatment approved by the FDA for sickle cell disease (SCD) in nearly 20 years.

Total operating expenses were $9.5 million, compared with $6.9 million in the prior-year third quarter. Of the increased general and administrative expenses, $1.9 million was attributable to one-time adjustments relating to share-based compensation in connection with the reverse-merger transaction that closed on July 17, 2019 (the “Merger”). The $0.7 million increase in on-going operating expenses unrelated to the Merger resulted primarily from higher Endari marketing and selling expenses, higher research and development expenses associated with the company’s pilot/phase 1 diverticulosis study, and an increase in general and administrative expenses to support the commercialization of Endari and other business operations.

Operating loss for the 2019 third quarter was $3.6 million, compared with $2.1 million for the prior-year third quarter. When adjusted for the one-time, non-recurring stock compensation expenses relating to the Merger, the operating loss for the third quarter was $1.7 million, or $0.4 million less than in the prior-year third quarter.

“We continue to make progress in the U.S. commercialization and roll-out of Endari, which is reflected in our 25% quarter-over-quarter and 110% nine-month-over-nine-month growth in net revenue and improved financial results. Additionally, our recent merger has strengthened our balance sheet and provides Emmaus with better access and options in the capital markets to support our growth,” said Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus. “We are also very pleased to have been able to expand the class of trade for Endari and furthering our goal of ensuring that every medically appropriate SCD patient has access to Endari.”

“Emmaus is also excited to be able to align our patient access to Endari with our distributors’ group purchasing organizations (GPOs). GPOs play a vital role in provider education, distribution and patient access,” commented George Sekulich, Senior Vice President of Global Commercialization.

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2019 Nine-Month Financial Results

Net revenues for the first nine months of 2019 increased 110% to $17.3 million, up from $8.2 million in the same period last year.

Total operating expenses were $21.5 million, compared with $17.1 million for the prior-year third quarter.

Operating loss for the nine months ended September 30, 2019 was reduced to $4.8 million, versus $9.3 million for the comparable period last year.

As previously disclosed, in conjunction with and immediately before the Merger, approximately $35.5 million principal amount of, and accrued interest on, outstanding convertible promissory notes and notes payable were converted into shares of common stock. This conversion is expected to save Emmaus approximately $3.6 million in annual interest expense, which should benefit future cash flows. Also, the previously disclosed agreement to sell 800,000 shares of common stock at $3.00 per share to a corporate investor closed on October 30, 2019, resulting in net cash proceeds to Emmaus of approximately $2.4 million.

Class of Trade Expansion

Emmaus has recently expanded its class of trade to include community hematologists and correctional facilities. By expanding the classes of trade that provide Endari, Emmaus has made it easier for the related medical caregivers to get access for their medically appropriate SCD patients and improve adherence.

Opening the class of trade to community hematologists and oncologists will provide an additional treatment point for SCD patient access. Particularly in the rural Southeast, where hospitals can be several hours drive from the patient’s home, these community centers are usually in more convenient locations and can be more responsive to the patient’s condition.

Correctional facilities are also healthcare providers to a significant population of patients that need access to Endari. This new class of trade expansion will reduce some of the barriers and assist in ensuring that the inmate patients can have access to and be treated with Endari.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. For more information, please visit www.emmausmedical.com.

About Endari® (L-glutamine oral powder)

Indication - Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information - The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

Sickle cell disease is an inherited blood disorder characterized by the production of an altered form of hemoglobin which polymerizes and becomes fibrous, causing red blood cells to become rigid and change form so that they appear sickle shaped instead of soft and rounded. Patients with sickle cell disease suffer from debilitating episodes of sickle cell crises, which occur when the rigid, adhesive and inflexible red blood cells occlude blood vessels. Sickle cell crises cause excruciating pain as a result of insufficient oxygen being delivered to tissue, referred to as tissue ischemia, and inflammation. These events may lead to organ damage, stroke, pulmonary complications, skin ulceration, infection and a variety of other adverse outcomes. Sickle cell disease is a significant unmet medical need, affecting approximately one hundred thousand patients in the U.S. and millions worldwide, the majority of which are of African descent. An estimated 1-in-365 African American children are born with sickle cell disease.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the possible future financial condition, results of operations and future research and development of Emmaus’ product candidates. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including risks and uncertainties inherent in drug research and development and uncertainties related to the company’s working capital and ability to carry on its existing operations and obtain needed financing and other factors previously disclosed in the company’s reports filed with the Securities and Exchange Commission and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them.

Company Contact: Emmaus Life Sciences, Inc. Joseph (Jay) C. Sherwood III Chief Financial Officer (310) 214-0065, Ext. 3005 jsherwood@emmauslifesciences.com

Investor Relations Contact:

LifeSci Advisors

Bruce Mackle

(929) 469-3859

bmackle@lifesciadvisors.com

Media Contacts:
Russo Partners

David Schull or Caroline Cunningham

(858) 717-2310

david.schull@russopartnersllc.com

caroline.cunningham@russopartners.com

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Emmaus Life Sciences, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues, Net	$6,084	$4,882	$17,260	$8,235
Cost of Goods Sold	178	141	573	497
Gross Profit	5,906	4,741	16,687	7,738
Operating Expenses	9,505	6,872	21,478	17,066
Loss from Operations	(3,599)	(2,131)	(4,791)	(9,328)
Other Income (Expense)	(22,459)	16,700	(54,530)	(29,543)
Comprehensive Income (Loss)	(26,072)	14,564	(59,553)	(38,862)
Net Income (Loss) per Common Share - Basic	(0.60)	0.40	(1.49)	(1.06)
Weighted Average Common Shares Outstanding	46,020,507	36,719,892	40,474,847	36,644,377

Emmaus Life Sciences, Inc.

Condensed Balance Sheets

(In thousands)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$13,546	$17,080
Accounts receivable, net	1,900	1,351
Inventories, net	7,491	4,705
Investment in marketable securities	27,643	49,343
Prepaid expenses and other	1,194	981
Total Current Assets	51,774	73,460
Property and Equipment, Net	163	152
Other Assets	4,545	944
Total Assets	$56,482	$74,556

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$10,706	$9,122
Notes payable	4,079	6,862
Convertible debentures	11,000	0
Convertible notes payable	2,928	16,342
Other current liabilities	6,520	5,200
Total current liabilities	35,233	37,526
Long-term Liabilities:
Notes payable	0	1,021
Convertible notes payable	0	14,014
Convertible debentures	1,200	0
Other long-term liabilities	38,299	37,889
Total long-term liabilities	39,499	52,924
Total liabilities	74,732	90,450
Stockholders’ Deficit
Total stockholders’ deficit	(17,525)	(15,797)
Non-controlling interests	(725)	(97)
Total liabilities & stockholders’ deficit	$56,482	$74,556